EXHIBIT 5


December 9, 1996


Chartwell Re Corporation
Four Stamford Plaza
P. O. Box 120043
Stamford, CT  06912-0043

Ladies and Gentlemen:

I am familiar with the Chartwell Re 1993 Stock Option Plan (the "Stock Option Plan") of Chartwell Re Corporation, a Delaware corporation ("Chartwell"), under which 1,000,000 shares of common stock, $.01 par value per share (the "Shares"), have been authorized for issuance by Chartwell. I have acted as counsel to Chartwell in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the registration under the Act of 200,000 of the Shares. In this connection, I have examined such records, documents and proceedings as I have deemed relevant and necessary as a basis for the opinion expressed herein.

Based  upon the  foregoing,  I am of the  opinion  that  Shares  have  been duly authorized for issuance under the Stock Option Plan by all proper corporate action and, when the Registration Statement shall have become and remain effective for the purpose of the issue and sale of the Shares and when such Shares shall have been issued to the optionees pursuant to the Stock Option Plan and when Chartwell's policies relating thereto and any conditions or restrictions relating thereto shall have been satisfied, such Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,



/s/ Kathleen M. Carroll
-----------------------
Kathleen M. Carroll
Vice President, General Counsel
   and Secretary